Exhibit 23.4

13 December 2023

Our ref:YXZ:34568

noco-noco Inc.

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

By email only

Dear Sir or Madam,

RE:	NOCO-NOCO INC. (“COMPANY”) – ON FORM F-1, AS AMENDED AND SUPPLEMENTED

We have acted as legal advisors as to the laws of Australia and Papua New Guinea to the Company in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended to date in relation to the offer and resale of up to 100,250,116 ordinary shares with a par value of US$0.0001 per share.

We confirm that we do not have any objections with the descriptions of Australian and Papua New Guinea laws under the sections headed “Business—Government Regulations—Australia” and “Business—Government Regulations—PNG” and elsewhere in the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

/s/ Greenhalgh Pickard

Greenhalgh Pickard

For queries regarding this matter, please contact us

on 07 5444 1022 or info@greenhalghpickard.com.au

Individual liability limited by a scheme approved under Professional Standards Legislation.

07 5444 1022 info@gpla.com.au www.gpla.com.au	PO Box 52 Buddina QLD 4575 Offices: Caloundra, Coolum & Kawana

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